Exhibit 99.1

Supplemental Business Disclosures Regarding Strive, Inc.

On October 2, 2025, Strive, Inc., or Strive, disclosed that as of September 30, 2025, Strive held $108.6 million of cash and cash equivalents. Strive also disclosed that through September 30, 2025, 10,993,213 shares of its Class A common stock have been sold through its at-the-market offering program at an average price of $5.3854 per share, and that Strive intends to strategically increase cash reserves for potential interest obligations as it focuses on issuing a perpetual preferred equity security in 2025.

On October 28, 2025, Strive disclosed that on October 27, 2025, it received approximately $8,259,999 of aggregate gross proceeds through the exercise of traditional warrants issued in connection with its previously disclosed private investment in public equity financing transaction. Strive believes that the completion of these warrant exercises strengthens Strive’s balance sheet and reflects continued investor confidence in Strive’s long-term strategy and financial position. In alignment with its disciplined treasury management approach, Strive utilized these proceeds to purchase approximately 72.3 bitcoin at an average price of approximately $114,303.77 per bitcoin, for a total purchase amount of $8,259,999, inclusive of fees and expenses. Following these transactions, Strive’s total bitcoin holdings increased to approximately 5,957.9 bitcoin, with a total acquisition cost of $691,306,079 and an average acquisition price of $116,032.67 per bitcoin.

On November 3, 2025, Strive disclosed that, subject to market and other conditions, it intended to conduct an initial public offering of 1,250,000 shares of its Variable Rate Series A Perpetual Preferred Stock, or SATA Stock. Strive also filed a preliminary prospectus supplement on that date disclosing that, as of September 30, 2025, it held approximately 5,886 bitcoin, with a total cost of $683.0 million and a fair value of $672.9 million, which were acquired at an average price of $116,053, including fees and expenses, and that, beginning in fiscal year 2026, Strive plans to operate its core asset-management segment within a single-digit-million dollar operating loss to single-digit-million dollar operating profit range.

On November 5, 2025, Strive announced the upsizing and pricing of the offering to 2,000,000 shares of SATA Stock at a public offering price of $80 per share, resulting in estimated gross proceeds to Strive of approximately $160 million, before deducting underwriting discounts and commissions and Strive’s estimated offering expenses. Strive also announced that it intends to use the net proceeds from the offering for general corporate purposes, including, among other things, the acquisition of bitcoin and bitcoin-related products and for working capital, the purchase of income generating assets to grow its business, other capital expenditures, repurchases of shares of its Class A common stock, par value $0.001 per share, and/or repayment of debt, and that it may also use such proceeds to fund acquisitions of businesses, assets or technologies that complement its current business.

The SATA Stock will accumulate cumulative dividends at a variable rate (as described below) per annum on the stated amount of $100 per share, or the stated amount, thereof. Regular dividends on the SATA Stock will be payable when, as and if declared by Strive’s board of directors or any duly authorized committee thereof, out of funds legally available for their payment, monthly in arrears on the 15th calendar day of each calendar month, beginning on December 15, 2025. The initial monthly regular dividend rate per annum will be 12.00%. However, Strive will have the right, in its sole and absolute discretion, to adjust the monthly regular dividend rate per annum applicable to subsequent regular dividend periods. Strive’s right to adjust the monthly regular dividend rate per annum will be subject to certain restrictions. For example, Strive will not be permitted to reduce the monthly regular dividend rate per annum that will apply to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the one-month term SOFR rate on the first business day of such prior regular dividend period, over (y) the minimum of the one-month term SOFR rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the one-month term SOFR rate in effect on the business day before Strive provides notice of the next monthly regular dividend rate per annum. In addition, Strive will not be entitled to elect to reduce the monthly regular dividend rate per annum unless and until (x) three (3) months following the initial issue date, or such earlier time as the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day of twenty (20) consecutive trading days at any time during the three (3) months following the initial issuance date exceeds $100, (y) all accumulated regular dividends, if any, on the SATA Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full and (z) the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day during the immediately preceding regular dividend period is not less than $99 per share. Strive’s current intention (which is subject to change in Strive’s sole and absolute discretion) is to adjust the monthly regular dividend rate per annum in such manner as Strive believes will maintain SATA Stock’s trading price within its stated long-term range of $95 and $105 per share. Declared regular dividends on the SATA Stock will be payable solely in cash. In the event that any accumulated regular dividend on the SATA Stock is not paid on the applicable regular dividend payment date, then additional regular dividends, or compounded dividends, will accumulate on the amount of such unpaid regular dividend, compounded monthly. The compounded dividend rate applicable to any unpaid regular dividend that was due on a regular dividend payment date will initially be a rate per annum equal to 12% plus 25 basis points; provided, however, that, until such regular dividend, together with compounded dividends thereon, is paid in full, such compounded dividend rate will increase by 25 basis points per month for each subsequent regular dividend period, up to a maximum dividend rate of 20% per annum.

At the closing of the offering, Strive intends to establish a dividend reserve in an amount equal to the first 12 months of dividend payments (assuming dividend payments are made at a rate of 12.00% per annum) calculated as of the date of the offering by depositing $12.00 per share of SATA Stock into a separate account funded by us with existing cash on hand.

Strive will have the right, at its election, to redeem all, or any whole number of shares, of the issued and outstanding SATA Stock, at any time, and from time to time, on a redemption date on or after the first date on which the SATA Stock is listed on any of The Nasdaq Global Market, The Nasdaq Global Select Market or The New York Stock Exchange (or any of their respective successors), at a cash redemption price per share of SATA Stock to be redeemed equal to $110 (or such higher amount as may be chosen in Strive’s sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption), plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date. However, Strive may not redeem less than all of the outstanding SATA Stock unless at least $50.0 million aggregate stated amount of SATA Stock is outstanding and not called for redemption as of the time Strive provides the related redemption notice. Strive will also have the right, at its election, to redeem all, but not less than all, of the SATA Stock, at any time, for cash if the total number of shares of all SATA Stock then outstanding is less than 25% of the total number of shares of SATA Stock originally issued in the offering and in any future offering, taken together, or a clean-up redemption. In addition, Strive will have the right to redeem all, but not less than all, of the SATA Stock if certain tax events occur, or a tax redemption. The redemption price for any SATA Stock to be redeemed pursuant to a clean-up redemption or a tax redemption will be a cash amount equal to the liquidation preference (as described below) of the SATA Stock to be redeemed as of the business day before the date on which Strive provides the related redemption notice, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date.

If an event that constitutes a “fundamental change” under the certificate of designation governing the SATA Stock occurs, then, subject to certain limitations, holders of the SATA Stock will have the right to require Strive to repurchase some or all of their shares of SATA Stock at a cash repurchase price equal to the stated amount of the SATA Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, to, and including, the fundamental change repurchase date.

The liquidation preference of the SATA Stock will initially be $100 per share. Effective immediately after the close of business on each business day after the initial issue date (and, if applicable, during the course of a business day on which any sale transaction to be settled by the issuance of SATA Stock is executed, from the exact time of the first such sale transaction during such business day until the close of business of such business day), the liquidation preference per share of SATA Stock will be adjusted to be the greatest of (i) the stated amount per share of SATA Stock; (ii) in the case of any business day with respect to which Strive has, on such business day, executed any sale transaction to be settled by the issuance of SATA Stock, an amount equal to the last reported sale price per share of SATA Stock on the trading day immediately before such business day; and (iii) the arithmetic average of the last reported sale prices per share of SATA Stock for each trading day of the ten consecutive trading days (or, if applicable, the lesser number of trading days as have elapsed during the period from, and including, the initial issue date to, but excluding, such business day) immediately preceding such business day.